CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 4.54

Contract registration number:

SOFTWARE DEVELOPMENT CONTRACT

Name of project:	Export Electronic Monitoring Project (Phase 2)

Appointor:	eGrid Technology Ltd. (“Party A”)

Appointee:	Beijing Ninetowns Ports Software and Technology Co., Ltd. (“Party B”)

Place of execution:	Beijing

Date of execution:	August 29, 2005

Term:	From August 2005 to September 2006

Beijing Technology Market Management Office

INSTRUCTIONS ON FILLING OUT THE FORM

1.	The “Contract registration number” shall be filled in by the Technology Contract Registration Section.

2.

The term “Software Development Contract” means a contract entered into by the parties in respect of the research and development of a new technology, new product, new process and new material and the system thereof.

3.

The level of the project of a plan should be filled in, i.e. State Council ministry or commission, provincial, autonomous region, municipality directly under the central government, municipality with independent development plans, prefectural or municipal (county) level. A (/) should be placed in this item if the project is one which does not fall within the aforementioned plans.

4.	Contents, Scope and Requirements of the Subject Technology

Including the development objectives the project is meant to achieve, the scope of application, the technical specifications and economic returns.

5.	Research and Development Plan

Including the schedule for the stages of the development project which each Party is to undertake, the technical issues which need to be resolved and the objective to be reached at each stage, the deadline for completion of each stage, etc.

6.	Method of Performing This Contract (including the method of delivery of the achievements and their quantity)

1.	Technical documents relating to the product design, process rules, materials formulae, drawings, articles, reports, etc.;

2.	Magnetic disks, optical discs, magnetic tapes, calculator software;

3.	New species of animals or plants, species of microbial germs;

4.	Samples and sample machines;

5.	Complete sets of technical equipment.

7.	Confidentiality of Technical Information and Data

Including the details of the confidential obligations of each Party to keep the information and data confidential, the period and the liability for disclosing technical secrets.

8.	A (/) should be placed in those blank spaces in this Contract which the Parties agree that it is not necessary to complete.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

Pursuant to the Contract Law of the People’s Republic of China, the Parties hereto have, after reaching a consensus through consultations, executed this Contract concerning software development of the export electronic monitoring project (Phase 2) (such project belongs to / plan).

1.	Details, Scope and Requirements of the Subject Technology

Party B has been engaged by Party A to develop the “Export Electronic Monitoring (Phase 2)” project. As required by Party A, Party B is to furnish tasks like the project’s demand analysis, system design proposal, code compilation, software testing and technical support etc.

The project shall include the followings:

•	demand analysis;
•	software design;
•	function development;
•	system testing; and
•	system maintenance.

Requirements:
•	system demand analysis;
•	system design proposal;
•	design and development of the procedure of applicable software;
•	testing;
•	training of officers of Party A; and
•	production of technical documents.

2.	Target Technical Specifications and Parameters

See attachment for details.

3.	Research and Development Plan

See attachment for details.

4.	Research and Development Outlays and Remuneration and their Method of Payment or Settlement

(1)

The term “research and development outlays” means the costs expended to complete the research and development work for the project. The term “remuneration” means the fee for the use of the development achievements and the allowance paid to the research and development personnel.

The research and development outlays and remuneration for this project shall be **************, / being the amount of outlays and / being the amount of remuneration.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

(2)	Payment Schedule

(i)	Lump sump payment: / , Time:

(ii)	Installment payments: ***********,

Time: ************** to be paid within 15 working days after signing of this Contract;

Time: ************** to be paid within 10 working days after the completion of the development and planning;

Time: ******************* to be paid within 5 working days after the final inspection of the system.

(iii)	Profit based royalty of / percent, to be paid / .

(iv)	Sales amount based royalty of / percent, to be paid / .

(v)	Other: / .

5.	Title to equipment, implements and information purchased using the research and development outlays

Research and development outlays do not involve the purchase of equipment.

6.	Term, Place and Method of Performance

This Contract shall be performed in Beijing from August 29, 2005 to September 29, 2006.

Method of Performing This Contract

1.	Party B shall develop the system in Party B’s offices and install it on Party A’s premises.

2.	At the time of inspection, Party B undertakes to provide all the relevant source code, documentation and software.

7.	Confidentiality of Technical Information and Data

At all times, whether during the term or after termination of the Contract, each Party shall keep in strict confidence the confidential information concerning the other Party’s affairs, business, operational methods, etc. in its possession and the technical documents provided by Party B. Neither Party may disclose any confidential information to any third party at any time unless authorized to do so by the other Party or required in order for the concerned Party to carry out relevant activities.

8.	Details of Technical Cooperation and Technical Guidance

1.

Party B shall be responsible for providing technical training and technical consultation services to Party A in order to ensure that the system will operate in accordance with the specified standards under the normal configuration, a good environment and correct maintenance.

2.

During the course of the project, Party A shall provide to Party B the necessary business consultation and coordinate its relevant departments to give Party B the necessary support. If necessary, Party A shall convene the relevant departments to hold business coordination meetings in order to ensure the progress and quality of the development by Party B.

3.

Party B undertakes that it will provide concentrated training on using the system to Party A’s personnel who will use the same. The training period shall be twenty four hours. Party B undertakes that it will provide maintenance and technical training to Party A’s system maintenance personnel. The training period shall be jointly determined by the Parties.

9.	Ownership and Sharing of the Technical Achievements

(1)	Patent Application Rights

Patent application rights shall vest in Party B, and Party B shall assign such right to Party A after application.

(2)	Patent Right

Party A exclusively enjoys the patent right of this system.

(3)	Rights to Use and Right to Assign Technical Secrets

The right to use the technical secrets shall vest in Party A. Neither Party is permitted to assign such technical secrets.

10.	Standards and Method of Inspection

Inspection standard:

1.

Party B undertakes to set down the technical model, standard and progress timeline for the final inspection of the system. In order to guarantee that the project will be finished within the scheduled timeline and quality, Party A shall be entitled to perform inspection and testing at different stages against the project. The inspection standard shall be in accordance with the <Instruction to PRC Inspection and Quarantine Required Standard against Export Electronic Monitoring Project (Phase 2)>, as agreed and signed by the Parties to be the standard to follow. During the course of examination, if Party A discovers that there is anything inappropriate on the original requirements, the requirements can be amended accordingly provided that Party B agrees with it. If the amendment to be made is too big and thus make it harder for Party B to continue with the development, Party B shall be entitled to request for its fees to be increased.

2.

Party B agrees that Party A shall form a team of related experts to perform the final inspection, and undertakes to designate representatives to assist Party A in finishing the final inspection of the project. As to the final inspection standard of the system, reference shall be made to the <System Inspection Scheme>.

3.	Party A agrees that, upon completion of the final testing, it shall sign with Party B the reports of the initial inspection and the final inspection.

Final inspection of the system:

1.

If, after the installation and debugging of the application software is completed and the system enters the test operation stage, the system operates smoothly for 15 consecutive days, the application software programs are stable, the documentation is complete, and appropriate progress has been made in training, then the system is ready for the final inspection. After the end of its test operation stage, the system can undergo its final inspection, and Party B shall present a written final inspection application;

2.	Party A shall organize the final inspection of the system within one week after receipt of Party B's final inspection application;

3.

Before the final inspection, Party B should provide all of the construction project documentation and the installation test report, and it should also provide the final inspection documentation. The final inspection may proceed after Party A's consent is obtained;

4.

The final inspection of the system should be carried out with the participation of Party A's technicians and in accordance with the provisions of the “System Final Inspection Report”, and Party B's technicians will conduct the specific test work. The test results should be recorded in detail, and the participating staff of both parties should sign and certify each item. The entire test results must be signed by the representatives of both parties;

5.	After the system passes the final inspection, the “System Final Inspection Report” should be signed by the representatives of both parties within two days after the completion of the inspection.

The System's Official Operations Warranty Period:

1.	Starting on the day that the final inspection is passed, the system automatically enters the official operations warranty period, which lasts for one year;

2.	During the warranty operations period, if upon Party A’s request, Party B's technicians should provide full onsite technical support.

11.	Bearing of Risk Liability

The risk liability for losses incurred during the performance of this Contract due to partial or total failure of the research and development effort resulting from technical difficulties which are difficult to surmount under the existing level and conditions shall be borne equally by the Parties.

Method of Confirming Risk Liability for this Project:

To be determined by the Parties through consultations.

12.	Calculation of Default Damages or the Measure of Compensation

1.

If, because of Party B, the system cannot be delivered on schedule as provided in the contract, Party B will be responsible for paying a fine. Starting on the scheduled date of delivery of the system, Party B will pay a fine of 0.5 percent of the contract price of the delayed goods for every week of late delivery. Less than one week will be counted as one week, but the total fine shall not exceed 20 percent of the value of the system that is delivered late;

2.

If, because of Party A, there is an overdue payment, Party A should pay a default penalty to Party B. After two weeks of the deadline provided in the payment terms of this contract, Party A should pay a late penalty of 0.5 percent of the overdue amount for every week of late payment. Less than one week is counted as one week, but the total penalty shall not exceed 20 percent of the amount of the late payment;

3.	After the signing of this contract , if the contract performance is terminated because of Party B, Party B will pay Party A a default penalty of 5 percent of the contract amount;

4.	After the signing of the contract, if the contract performance is terminated because of Party A, Party A will pay Party B a default penalty of 5 percent of the contract amount;

5.

Apart from force majeure events, if the construction period is delayed due to what both parties jointly hold to be Party A's fault (such as the failure to promptly provide the test environment), Party B assumes no liability;

6.	Apart from force majeure events, if the system is out of order and losses are therefore incurred due to what both parties jointly hold to be Party A’s fault, Party B assumes no liability.

13.	Resolution of Contractual Disputes

In the event of a dispute arising during performance of this Contract, the Parties may resolve the same through arbitration or a judicial procedure if conciliation or mediation is unsuccessful.

(1)	Both Parties agree that the dispute shall be submitted to the Beijing Arbitration Commission for arbitration.

(2)

Both Parties agree that legal proceedings shall be instituted in (place of living of the defendant, place of performing the contract, place of signing of the contract, place of living of the plaintiff and place of the subject goods) the People’s Court.

14.	Definition of Terms

1.	“Party A” refers to “eGrid Technology Ltd.” the appointor of the technical development of the “Export Electronic Monitoring Project (Phase 2)” system.

2.	“Party B” refers to “Beijing Ninetowns Ports Software and Technology Co., Ltd.,” the developer for this “Export Electronic Monitoring Project (Phase 2)” system.

3.	“Party” refers to either Party A or Party B.

4.	“Both Parties” refers to Party A and Party B.

5.	“Contract” refers to this contract, and to all of its inseparable attachments that make up the contract.

6.

“The system” refers to the set of applications consisting of the design proposal, design software, and related hardware and software equipment to be provided in accordance with the requirements that are set forth in the “Manual regarding the monitoring requirements and regulations for inspection of export electronic monitoring project (Phase 2) in PRC” on the “Export Electronic Monitoring Project (Phase 2)” system.

7.

“Third party software” refers to software outsourced from third party such as operating systems and databases that are attached to the hardware equipment or that are essential to the proper operation of the whole system.

8.	“Application software” refers to application programs that are developed by Party B and that will ultimately be submitted to Party A to meet Party A's requirements.

9.

“Technical documentation” refers to all technical parameters, drawings, designs, manuals, and other proprietary information that are specified in the contract and the related documents on the calculation, operation, maintenance, and inspection of the system.

10.

“Training” refers to the installation, debugging, startup, and operating maintenance principles and the actual operation of the system that are taught to Party A by Party B, as well as other related knowledge.

11.

“The final inspection” refers to the last inspection before the system goes into regular operation. The inspection contents include all of the system's hardware, the operating stability of the third party software, the application software and the operating stability of the specially developed software. They also include completeness of documentation and suitability of the training progress. After the system passes the final inspection, it goes into regular operation.

15.	Miscellaneous Provisions

1.	This contract is composed of all of its terms and the attachments referred to below:

Attachment 1 Requirements Analysis Report

Attachment 2 Applicable Software Procedure Installation and Debugging Program

Attachment 3 Provided Documentation List

Attachment 4 System Inspection Proposal

2.	All of the attachments to this contract are inseparable parts of this contract, and they have the same legal effect as this contract.

3.

The terms of this contract constitute the entire agreement and understanding reached by both parties on the subject matter of this contract, and they shall replace and supersede all previous agreements, understanding, related documents, and declarations.

4.

Any revisions of or supplements to the terms of this contract must be made through written documents signed by the authorized   representatives of both parties to the contract. Revisions or supplements that are jointly signed by both parties have the same legal effect as this contract. If they conflict with the terms of this contract, the revisions or supplements will prevail. This contract consists of three identical original copies, and each party keeps one copy with the third copy to be kept on file.

5.

Neither party may disclose the contract contents to a third party, unless the prior consent of the other party is obtained. However, if it is required to submit this contract to a government department concerned for approval, the consent of the other party is not required.

6.	Matters not covered in this contract shall be implemented in accordance with the relevant existing laws of the People's Republic of China.

Software Development Contract

Employer (Party A)	Name	eGrid Technology Ltd. (affix seal)			Technology Contract Seal or Official Seal of Unit [Sealed] Date
	Legal representative	/s/ Xu Zhong Hai (affix seal)
	Appointed agent	Xu Zhong Hai (affix seal)
	Contact (handling) person	(affix seal)
Domicile (correspondence address)
	Telephone	Facsimile
Bank
Account no.
Contractor (Party B)	Name	Beijing Ninetowns Ports Software and Technology Co., Ltd. (affix seal)			Technology Contract Seal or Official Seal of Unit [Sealed] Date
	Legal representative	/s/ Shuang Wang (affix seal)
	Appointed agent	Shuang Wang (affix seal)
	Contact (handling) person	(affix seal)
	Domicile (correspondence address)	Rm 5 Union Plaza, 20 Chaowai Street Beijing	Postal code	100020
	Telephone	Facsimile	65882290
	Bank	Bank of Beijing, Hong Xing Branch
	Account no.	4001201090987-84

Software Development Contract

Affix Stamp Duty Stamp Here

_______________________________

Reserved for the registration authority: Handled by: Technology contract registration authority (affix seal) Date:

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